EXHIBIT 99.1

PRESS RELEASE

Dynacq Comments on News Reports Regarding New Baton Rouge Hospital

Texas Judge Orders Withdrawal of Louisiana Motion to Sequester Equipment

HOUSTON—(BUSINESS WIRE)—July 31, 2003—

Dynacq International Inc. (NASDAQ/NM:DYII—News) today commented on recent news coverage of a pending dispute between its subsidiary Vista Holdings, LLC (“Vista Holdings”) and two companies, Jane Capital, LLC (“Jane Capital”), which allegedly provided management services for the purchase of equipment for Vista Surgical Hospital (Baton Rouge) and Sunbelt Medical Corp. (“Sunbelt”), the company that allegedly supplied the equipment.

KEY POINTS:

•	Because Jane Capital and Sunbelt each demanded identical full payment for the equipment without providing necessary invoices, Vista Holdings filed suit in Harris County, Texas to require the companies to produce the invoices, and to determine the proper amount owed for the equipment and to whom such amounts are owed.
•	Before such determinations could be made, Jane Capital filed a proceeding in the Nineteenth Judicial District Court in Louisiana in an attempt to sequester the equipment.
•	On July 25, 2003, Judge Hancock of the Harris County Texas District Court issued a Temporary Restraining Order (“TRO”) restraining Jane Capital from proceeding with its July 28 motion to sequester equipment in Louisiana because the Texas courts had acquired prior jurisdiction of the dispute between the parties. Jane Capital and its attorneys thereafter proceeded with the Louisiana action in violation of the court’s order.
•	Today Judge Hancock ordered Jane Capital to immediately withdraw the Louisiana motion and set a hearing for August 8 for Jane Capital and its attorneys to appear and show cause why they should not be held in contempt of court for their violation of the court’s TRO which could result in Jane Capital and its attorneys being sanctioned, fined, and/or jailed as a result of their conduct on July 28.
•	Vista Holdings is willing, ready and able to pay all amounts owed by it as soon as the dispute as to the proper amount owed and to whom such amount is owed has been resolved.

The dispute relates to equipment purchased for the new Vista Surgical Hospital in Baton Rouge, Louisiana. Vista Holdings has already paid substantial amounts on the equipment and has consistently offered to pay all amounts due once the invoices and other proper documentation has been provided. However, Jane Capital and Sunbelt have consistently refused to provide the necessary invoices and documentation while at the same time, each company has demanded that they are owed an identical sum as the remaining amount due under the equipment purchase. Unable to obtain proper documentation from either, Vista Holdings filed the suit in the District Court of Harris County, Texas to require the companies to produce the invoices, and to determine the proper amount owed for the equipment and to whom such amounts are owed.

Vista Surgical Hospital CEO Rick DiCapo said, “The equipment dispute has had no impact on day to day operations or service to patients. Our cases and physicians on staff continue to increase. While we have diligently tried to obtain proper invoices and determine the proper party to pay on an informal basis, the duplicate demands for payment and failure to provide invoices has given us no choice but to request the assistance of the court to determine whom to pay.”

Mr. DiCapo added, “This is not a matter that questions Vista Holdings financial condition. It is a matter of determining an equitable resolution of the dispute.”

Vista Surgical Hospital is a specialty hospital focusing on general, bariatric, neuro, orthopedic and plastic surgery. It has been open since late January 2003.

Dynacq International announced recently that net income increased 52% to $6.3 million for the quarter ended May 31, 2003, up from $4.1 million in the comparable quarter in 2002. Dynacq ranked #8 among “The FSB 100, America’s Fastest-Growing Small Companies” in the July/August 2003 issue of Fortune Small Business (“FSB”) magazine.

Certain statements contained in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from its expectations. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. More detailed information about factors that may cause actual results to materially differ is contained in the Company’s filings with the Securities and Exchange Commission. The words “looking forward,” “believe,” “expect,” “likely” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date that such statements were made. The Company undertakes no obligation to update any forward-looking statements contained in this press release.